Exhibit 5

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

BDT CF ACQUISITION VEHICLE, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended or amended and restated from time to time, this “Agreement”) of BDT CF Acquisition Vehicle, LLC, a limited liability company formed under the laws of the State of Delaware (“CF LLC”), is executed and delivered and made as of January 23, 2012 by and among (i) BDTCP GP I, LLC, a limited liability company formed under the laws of the State of Delaware, as Manager (the “Manager”), and (ii) BDT Capital Partners CF Fund I, L.P., a Delaware limited partnership (the “Co-Investment Fund”), BDT Capital Partners Fund I, L.P., a Delaware limited partnership (the “Main Fund”), and BDT Capital Partners Fund I-A, L.P., a Delaware limited partnership (the “Parallel Fund”), as Members (collectively, the “Members”).

RECITALS

WHEREAS, the parties hereto desire to continue CF LLC as a limited liability company in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (as in effect on the date of this Agreement and as it may be amended hereafter from time to time, and any successor statute thereto, the “Act”) for the purposes specified herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Act” has the meaning set forth in the recitals hereto.

“Acquisition Agreement” means that certain Securities Purchase Agreement, dated as of September 12, 2011, by and between CF LLC and the Co-Investment Company, as it may be amended from time to time.

“Adjusted Capital Account” means, with respect to any Member at any time, the balance in such Member’s Capital Account, after giving effect to the following adjustments:

(a) increase such Capital Account by any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Reg. § 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Reg. §§ 1.704-2(i)(5) and (g)(1); and

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

(b) decrease such Capital Account by the items described in Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account is intended to comply with Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person and shall be deemed to include such Person’s Immediate Family and any Family Company or Affiliate thereof. For all purposes of this Agreement, each Principal shall be deemed to be an Affiliate of the Manager for so long as such Principal remains in such capacity. Notwithstanding anything to the contrary herein, for purposes of any restriction on or affecting the activities of Affiliates in this Agreement: (a) none of the BDT Funds nor any portfolio company of any BDT Fund shall be deemed to be an Affiliate of the Manager, any Principal or any of their respective Affiliates; (b) no member of the Fund Advisory Committee or the Senior Advisory Council, as such, shall be deemed to be an Affiliate of the Manager or any Principal; (c) neither BDT & Company, LLC nor any other entity principally engaged in the BDT Advisory Business, shall be deemed to be an Affiliate of the Manager or any Principal; and (d) the Manager shall not be deemed to be in violation or contravention of any such restriction by virtue of any activities attributable to the BDT Advisory Business.

“Assignee” means any Person to which an Interest is Transferred in accordance with Article 9, but who has not been admitted as a Member hereunder.

“Available Assets” means all cash and Securities held by CF LLC (excluding Capital Contributions to be applied to the Co-Investment or CF LLC Expenses), after deducting amounts determined by the Manager to be necessary for the payment of CF LLC Expenses, payments required to be made in connection with liabilities and obligations of CF LLC, capital expenditures and any other amounts set aside for the restoration, increase or creation of reasonable reserves in accordance with the terms of this Agreement.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person.

“Business Day” means any weekday, excluding any legal holiday observed pursuant to United States federal or Illinois state, law or regulation.

“Capital Account” means the Capital Account maintained for each Member on CF LLC’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions; (ii) such Member’s allocable share of Net Income and any items in the nature of income or gain that are specially allocated to such Member hereunder; and (iii) the amount of any CF LLC liabilities assumed by such Member or which are secured by any property distributed to such Member.

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

(b) From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any CF LLC assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by such Member to CF LLC); (ii) such Member’s allocable share of Net Loss and any other items in the nature of expenses or losses that are specially allocated to such Member hereunder; and (iii) liabilities of such Member assumed by CF LLC or which are secured by any property contributed by such Member to CF LLC.

(c) In the event any Interest in CF LLC is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(d) In determining the amount of any liability for purposes of clauses (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the regulations thereunder.

(e) The provisions of this Agreement relating to Capital Account maintenance are intended to comply with Reg. §§ 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent therewith. In the event that the Manager shall determine that it is prudent, in order to comply with such regulations, to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed or to maintain equality between the Capital Accounts and the amount of CF LLC capital reflected for book purposes on CF LLC’s balance sheet, the Manager may make such modification.

“Capital Contribution” means, with respect to any Member at any time, the aggregate amount of cash contributed to CF LLC by such Member as of such time.

“CF LLC Expenses” means reasonable out-of-pocket costs and expenses of or for (a) maintaining the organizational existence of CF LLC; (b) CF LLC’s proportionate share of the fees and expenses of administrators, custodians, outside counsel, consultants, accountants, investment bankers and other similar outside advisors; (c) CF LLC’s proportionate share of the costs and expenses incurred in respect of the sourcing, investigating, identifying, analyzing, pursuing, negotiating, consummating, acquiring, financing, holding, monitoring, managing and selling the Co-Investment; (d) CF LLC’s proportionate share of the costs and expenses incurred in respect of holding, managing or selling the Co-Investment, including record-keeping expenses; (e) financial, tax and other reporting to the Members and Fund LPs; (f) any taxes, fees or other governmental charges of CF LLC; (g) all other costs, obligations, liabilities and expenses of CF LLC (whether paid directly by CF LLC or by the Manager, subject to reimbursement pursuant to Section 6.6) in connection with this Agreement (such as costs of insurance, costs of litigation, or other matters that are the subject of indemnification or contribution pursuant to Section 6.5, and costs of winding-up and liquidating CF LLC but excluding Manager Expenses); (h) all other incremental costs and expenses of CF LLC’s operations (including without limitation, all expenses of CF LLC that correspond with similar expenses incurred by the Main Fund as “Fund Expenses” under the Main Fund Agreement in respect of the Co-Investment), and (i) CF LLC’s proportionate share of the costs and expenses incurred in respect of any other costs and expenses jointly incurred by or on behalf of CF LLC, the Co-Investment Fund, the Main Fund, the Parallel Fund and/or any other “Parallel Fund(s)”

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

(as defined in the Main Fund Agreement) and not otherwise separately allocable among them. To the extent CF LLC Expenses (and comparable expenses in respect of any BDT Funds) are incurred jointly or otherwise in connection with actions intended to benefit CF LLC and any other BDT Fund(s), then the Manager may allocate CF LLC Expenses and such comparable expenses among them to the extent applicable, based on relative investments made and/or benefits derived thereby.

“Code” means the Internal Revenue Code of 1986, as previously or hereafter amended (or any successor law).

“Co-Investment” means CF LLC’s investment in the Co-Investment Company.

“Co-Investment Company” means Colfax Corporation and any successor thereto.

“Co-Investment Fund Agreement” means the Amended and Restated Limited Partnership of the Co-Investment Fund, dated as of January __, 2012 (as amended and as in effect on the date hereof).

“Co-Investment Proceeds” means (a) dividends and any similar distributions from the Co-Investment Company, and (b) the net proceeds from any sale, exchange, financing, refinancing, reorganization, liquidation, or other disposition, in whole or in part, of the Common Investment Assets, the Preferred Investment Assets, or any other Securities of the Co-Investment Company.

“Common Investment Assets” means the Purchased Common Shares (as defined in the Acquisition Agreement) and any other Securities, or other assets, or property received by CF LLC in respect thereof upon any conversion or reclassification thereof, any merger or consolidation of the Co-Investment Company with or into any other Person, any exercise of pre-emptive rights in respect of the Common Investment Assets, or any similar transaction.

“Depreciation” means an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for any Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Encumbrance” means a charge, pledge, alienation, mortgage, hypothecation, encumbrance or similar collateral assignment or grant of security by any other means, whether for value or no value and whether voluntary or involuntary (including by operation of law or by judgment, levy, attachment, garnishment, winding-up, bankruptcy or other legal or equitable proceedings).

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

“Engagement Letter” means that certain letter agreement, dated August 17, 2011, by and between the Co-Investment Company and BDT & Company, LLC.

“ERISA” means Title I of the U.S. Employee Retirement Income Security Act of 1974, as previously or hereafter amended.

“Family Company” means any trust (including a grantor trust under Code Sections 671 through 679), partnership, limited liability company, foundation, charitable organization, or other estate-planning vehicle for the benefit of, or the ownership interests of which are owned wholly by, one or more Persons who are Immediate Family members of each other.

“Fund LPs” means, as to each Member, the “Limited Partners” of such Member (as defined in the Co-Investment Fund Agreement, the Main Fund Agreement, or the Parallel Fund Agreement, as applicable).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to CF LLC shall be the gross Fair Value of such asset, as determined under Section 6.4.

(b) The Gross Asset Values of all CF LLC assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross Fair Values, as determined under Section 6.4, upon:

(i) the acquisition of an Interest in CF LLC by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;

(ii) the liquidation of CF LLC within the meaning of Reg. § 1.704-1(b)(2)(ii)(g), other than a termination of CF LLC under Section 708(b)(1)(B) of the Code;

(iii) the distribution to a Member of more than a de minimis amount of CF LLC assets as consideration for an Interest, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the Members’ relative economic interests;

(iv) the grant of an Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of CF LLC by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a member of CF LLC, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the Members’ relative economic interests; and

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

(v) at such other times as the Manager shall reasonably determine to be necessary or advisable in order to comply with Reg. §§ 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any CF LLC asset distributed to a Member shall be the gross Fair Value of such asset on the date of distribution as determined under Section 6.4.

(d) The Gross Asset Values of CF LLC assets shall be increased or decreased as necessary to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account amounts under Reg. § 1.7041(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that an equivalent adjustment is made under clause (b).

(e) If the Gross Asset Value of a CF LLC asset has been determined or adjusted under clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such CF LLC asset for purposes of computing Net Income and Net Loss.

“Immediate Family” means (a) for any natural person, such person’s current spouse, parents, parents-in-law, grandparents, children (including any adopted children), siblings or grandchildren and/or any Family Company, and (b) for any Family Company, the Immediate Family (as defined in clause (a)) of any beneficial owner of such Family Company.

“Incapacity” means, with respect to any Person, the entry of an order of incompetence or of insanity, or the permanent physical incapacity, death, dissolution, withdrawal, Bankruptcy or termination (other than by merger or consolidation) of such Person.

“Interest” or “Membership Interest” means the entire limited liability company interest of a Member in CF LLC at any particular time, including such Member’s right to share in Net Income, Net Loss, or items thereof, and to receive distributions from, CF LLC, any and all rights to vote, and the rights to any and all benefits to which such Member is entitled hereunder, together with the obligation of such Member to comply with all of the terms and provisions hereof.

“Investment Advisers Act” means the United States Investment Advisers Act of 1940, as previously or hereafter amended.

“Investment Company Act” means the United States Investment Company Act of 1940, as previously or hereafter amended.

“Main Fund Agreement” means the Third Amended and Restated Limited Partnership of the Main Fund, dated as of June 29, 2010 (as amended and as in effect on the date hereof).

“Majority [or other percentage] in Interest” means, with respect to Members, at any time, Members holding more than 50% (or such other applicable percentage) of the aggregate Percentage Interests held by all such Members; provided, however, that, as to any matter

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

requiring the consent or approval of a Majority (or other applicable percentage) in Interest of the Members hereunder, each Member shall be deemed to have given such consent or such approval only if such Member shall have obtained the consent or approval of the Fund LPs of such Member under the corresponding provisions of the Co-Investment Agreement, the Main Fund Agreement, or the Parallel Fund Agreement, as applicable.

“Malfeasance” means, with respect to any Person, any act or omission that constitutes: (a) gross negligence in respect of CF LLC or any investment thereof; (b) fraud or willful misconduct; or (c) a willful breach of this Agreement that remains uncured for at least 30 days after the Manager had actual knowledge, or should have had knowledge, thereof.

“Manager” has the meaning assigned to such term in the Preamble to this Agreement. The Manager shall be the sole “manager” of CF LLC within the meaning of the Act.

“Manager Expenses” means the general overhead expenses of the Manager, including salaries, bonuses and benefits of employees of the Manager, rent, entertainment, travel, office furniture, fixtures and computer equipment; provided that, the foregoing shall not include CF LLC Expenses.

“Marketable Securities” means Securities that are, at any relevant time, traded on a U.S. national securities exchange, a major non-U.S. exchange or reported through the National Association of Securities Dealers Automated Quotation System or comparable non-U.S. established over-the-counter trading system, or otherwise traded over-the-counter.

“Member” has the meaning assigned to such term in the Preamble to this Agreement. For purposes of the Act, the Members of CF LLC shall constitute a single class or group of “members”.

“Net Income” or “Net Loss” means an amount equal to CF LLC’s taxable income or loss, as the case may be, for a Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, as applicable), with the following adjustments:

(a) Any income of CF LLC that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditures of CF LLC described (or treated under Reg. § 1.704-1(b)(2)(iv)(i) as described) in Code Section 705(a)(2)(B) and not otherwise taken into account in computing Net Income or Net Loss shall decrease the amount of such income and/or increase the amount of such loss;

(c) In the event the Gross Asset Value of any CF LLC asset is adjusted pursuant to clause (b) or clause (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value (and not the adjusted tax basis) of the property disposed of;

(e) In lieu of federal income tax depreciation, amortization and other cost recovery deductions, there shall be taken into account Depreciation;

(f) To the extent an adjustment to the adjusted tax basis of any CF LLC asset pursuant to Code Sections 734(b) or 743(b) is required under Reg. § 1.7041(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a nonliquidating distribution, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account in computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of Net Income and Net Loss, any items specially allocated under Article 5 hereof shall not be taken into account in computing Net Income or Net Loss, but shall be determined by applying rules analogous to those set forth in this definition.

“Parallel Fund Agreement” means the Second Amended and Restated Limited Partnership Agreement of the Parallel Fund, dated as of June 29, 2010 (as amended and as in effect on the date hereof).

“Percentage Interest” means, with respect to any Member (as such), or any subset thereof, that percentage which corresponds to the ratio that the aggregate amount of each such Member’s Capital Contributions pursuant to Section 3.2.2 bears to the total then-current aggregate amount of such Capital Contributions made by all Member, or subset thereof.

“Person” means and includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any entity similar to any of the foregoing.

“Placement Agent Agreement” means that certain letter agreement, dated as of September 1, 2011, by and between the Co-Investment Company and BDT & Company, LLC.

“Preferred Investment Assets” means the Purchased Preferred Shares (as defined in the Acquisition Agreement) and any other Securities, or other assets, or property received by CF LLC in respect thereof upon any conversion or reclassification thereof, any merger or consolidation of the Co-Investment Company with or into any other Person, any exercise of pre-emptive rights in respect of the Preferred Investment Assets, or any similar transaction.

“Reg. §” or “Reg. §§” means a temporary or final regulation or regulations promulgated by the U.S. Treasury Department under the Code, as such regulations may be amended from time to time.

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

“Securities” means any of one or more of the following: (a) capital stock (both common and preferred); partnership interests (both limited and general); limited liability company interests; interests in any acquisition, venture capital or other investment funds; notes; bonds; debentures; other obligations, instruments or evidences of indebtedness (whether convertible or otherwise); and other securities and equity interests of whatever kind of any Person, whether readily marketable or not; (b) any rights to acquire and/or sell any of the Securities described in clause (a) above (including calls, puts, options, warrants, rights or other interests or other Securities convertible into any such Securities); (c) any Securities received by CF LLC upon conversion of, in exchange for, as proceeds from the disposition of, as interest on, or as stock dividends or other distributions from, any of the Securities described in clauses (a) or (b) above; or (d) any other investments (including “non-traditional” asset investments such as interest-rate sensitive securities, commodities, futures contracts, derivatives or other hedging contracts or transactions (including hedging for interest rate, currency, commodity and other market and investment risks)) made for the purpose of mitigating the risk of any investment in any Securities described in clauses (a) through (c) above; provided that in no event will the total amount of Capital Contributions used to make any investments described in this clause (d) exceed 10% of the aggregate Capital Contributions made by all Members to CF LLC.

“Sponsor” means BDT & Company, LLC, a Delaware limited liability company.

“Substitute Member” means any Assignee that has been admitted to CF LLC as a Member pursuant to Section 9.6.

“Transfer” means a sale, transfer, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings).

The following terms have the respective meanings set forth in the section referenced opposite such term:

Term	Section
“Actions”	6.5.3
“Agreement”	Preamble
“BDT Advisory Business”	Main Fund Agreement
“BDT Funds”	Main Fund Agreement
“CF LLC”	Preamble
“CF LLC Counsel”	11.1
“Closing Date”	Acquisition Agreement
“Commitment Letter”	Co-Investment Fund Agreement
“Co-Investment Fund”	Preamble
“Fair Value”	6.5
“First Common Distribution”	4.2(b)
“Fiscal Year”	11.3
“Fund Advisory Committee”	Main Fund Agreement
“Indemnitee”	6.5.1

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

“Interim Distributions”	4.2(a)
“Liabilities”	6.5.3
“Main Fund”	Preamble
“Material Adverse Effect”	Main Fund Agreement
“Parallel Fund”	Preamble
“Preferred Distribution”	4.2(d)
“Principals”	Main Fund Agreement
“Purchased Common Shares”	Acquisition Agreement
“Purchased Preferred Shares”	Acquisition Agreement
“Second Common Distribution”	4.2(c)
“Senior Advisory Council”	Main Fund Agreement
“Tax Matters Partner”	8.3
“Tax Proceeding”	8.3

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Continuation. The Members hereby agree to continue CF LLC as a limited liability company under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Manager and the Members shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. Each Person identified as a Member in CF LLC’s books and records on the date hereof has been, or hereby is, admitted to CF LLC as a member of CF LLC at the time that this Agreement or a counterpart hereof is executed by or on behalf of such Person. Upon its execution of this Agreement as of the date hereof, the Manager shall continue as the manager of CF LLC.

2.2 Name. The name of CF LLC is “BDT CF Acquisition Vehicle, LLC” The Manager may change the name of CF LLC from time to time, in accordance with applicable law.

2.3 Principal Place of Business; Other Places of Business. The principal place of business of CF LLC is located at 401 N. Michigan Avenue, Suite 3100, Chicago, Illinois, 60611, or such other place(s) within or outside the State of Delaware as the Manager may from time to time designate.

2.4 Business Purpose. The principal purpose and investment objective of CF LLC is to acquire, hold and dispose of the Co-Investment in accordance with the terms and provisions of this Agreement. CF LLC shall have the power to engage in all activities and transactions which the Manager deems necessary or advisable in connection therewith.

2.5 Certificate of Formation; Filings. The Manager has caused to be filed a Certificate of Formation of CF LLC in the Office of the Secretary of State of the State of Delaware as required by the Act. The Manager shall also cause to be made, on behalf of CF LLC, such additional certificates, filings and recordings as the Manager shall deem necessary or advisable.

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

2.6 Designated Agent for Service of Process. So long as is required by the Act, CF LLC shall continuously maintain a registered office and a registered agent for service of process on CF LLC in the State of Delaware.

2.7 Term. The term of CF LLC commenced on the date that the Certificate of Formation of CF LLC was initially filed with the Office of the Secretary of State of the State of Delaware, and shall continue until CF LLC is dissolved in accordance with Article 10. Notwithstanding the dissolution of CF LLC, the existence of CF LLC shall continue until termination in accordance with Article 10.

ARTICLE 3

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS

3.1 Commitment to Make Capital Contributions. Each Member, in exchange for its initial Interest, shall make a Capital Contribution in the amount set forth in Exhibit A attached hereto and commits to make additional Capital Contributions solely as provided herein.

3.2 Capital Contributions.

3.2.1 Generally. Except as otherwise required by law or pursuant to this Agreement, no Member shall be required or permitted to make any Capital Contributions. The cumulative Capital Contributions made by each Member at any relevant time during the term of CF LLC shall be set forth in CF LLC’s books and records.

3.2.2 Capital Contributions.

(a) Investment. In order to permit CF LLC to make the Co-Investment, each Member shall make a Capital Contribution in the amount set forth with respect to such member in Exhibit A attached hereto. Such Capital Contribution shall be made no later than January __, 2012 or such other date as may be determined by the Manager. Except as set forth in Section 3.2.2(b) or Section 4.5, no Member will have any obligation to make any additional Capital Contribution. Each such Capital Contribution shall be made in cash.

(b) CF LLC Expenses. In addition to the foregoing, as and when deemed appropriate from time to time by the Manager as needed to enable CF LLC to: (1) pay CF LLC Expenses; (2) pay any indemnification obligations under Section 6.5; and/or (3) establish adequate reserves for any amounts for which Capital Contributions may be required under clause (1) and clause (2) above (all in accordance with this Agreement), the Manager may require the Members to make Capital Contributions on a pro rata basis (in accordance with Percentage Interests) in accordance with procedures to be reasonably determined by the Manager; provided that, with respect to the CF LLC Expenses described in clause (1) above, the Manager shall first cause such expenses to be satisfied out of the assets of CF LLC to the extent the Manager determines in good faith that there are sufficient such assets available therefor without the need to liquidate any Securities; and provided, further that, with respect to the indemnification obligations described in clause (2) above, any Capital Contributions to be made by the Members shall be limited to the return of prior distributions in accordance with the procedures set forth in Section 6.5.4.

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

3.2.3 No Third-Party Beneficiaries. Except to the extent provided in the Commitment Letters, unless separately agreed to in writing by the Manager, the provisions of this Section 3.2 are intended solely to benefit CF LLC, the Members, and the Fund LPs, and, to the fullest extent permitted by applicable law, will not confer any benefit upon any creditor of CF LLC (and no such creditor will be a third-party beneficiary of this Agreement), and no Member will have any duty or obligation to any such creditor to make any Capital Contributions or to cause the Manager to deliver any capital call notice.

3.3 Failure to Contribute. Notwithstanding anything to the contrary contained in this Agreement, if any Member fails to timely contribute all or any portion of its required Capital Contributions as a result of the failure of any “Defaulting Partner” (as defined in the Co-Investment Fund Agreement, the Main Fund Agreement, or the Parallel Fund Agreement) to make any required capital contributions in accordance with the provisions of the Co-Investment Fund Agreement, the Main Fund Agreement, or the Parallel Fund Agreement, then the Manager may take such actions as the Manager determines to be necessary or appropriate to facilitate the implementation of the provisions of Section 3.3 of the Co-Investment Fund Agreement, the Main Fund Agreement, or the Parallel Fund Agreement, as applicable, with respect to such Defaulting Partner’s failure.

3.4 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

3.5 Limited Liability of the Members. Notwithstanding anything to the contrary contained in this Agreement and except as otherwise required by any non-waivable provision of applicable law, the liability of a Member (in its capacity as such) for any liabilities, obligations, expenses or losses of CF LLC in no event shall exceed, in the aggregate: (a) its obligation to make Capital Contributions pursuant to the terms of this Agreement; plus (b) its share of undistributed assets and profits of CF LLC; plus (c) without duplication, its obligation to make any payments expressly required to be made by this Agreement.

3.6 Admission of Additional Members. Except in connection with the admission of any Substitute Member pursuant to Article 9, after the date hereof, one or more Persons may be admitted as additional Members of CF LLC only with the consent of the Manager and a Majority in Interest and the execution of a counterpart signature page to this Agreement by or on behalf of such newly admitted Members.

3.7 Member Capital. Except as otherwise provided in this Agreement: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from CF LLC as a return of capital on account of such Capital Contributions, and (c) CF LLC shall not redeem the Interest of any Member.

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

3.8 Member Loans. No Member shall be required to make any loans or otherwise lend any funds to CF LLC, and no Member shall be permitted to do so except with the consent of the Manager. The Manager shall be permitted to make loans to, act as surety or endorser for, assume one or more specific obligations of, provide collateral for, or enter into other similar credit, guarantee, financing or refinancing arrangements with, CF LLC for any purpose (including in connection with any investment), to the extent the Manager determines that such loans are necessary or advisable for the business of CF LLC, provided that any loans made to CF LLC by the Manager or any of its Affiliates shall be on terms no less favorable to CF LLC than it could otherwise obtain from third parties under similar circumstances.

ARTICLE 4

DISTRIBUTIONS

4.1 Distributions Generally.

4.1.1 Except as otherwise expressly provided in this Agreement, no Member may withdraw capital from CF LLC or receive any distribution or return of its Capital Contributions.

4.1.2 Each distribution made by CF LLC shall be made to the Persons who, according to the books and records of CF LLC, were the holders of record of Membership Interests on the date determined by the Manager as of which the Members are entitled to such distribution, and shall be made to the Members on a pro rata basis in accordance with the relative Percentage Interests of the Members entitled to receive such distribution as of such date. Distributions of cash will be made to each Member in U.S. dollars by internal account transfers or by wire transfer of immediately available funds to the account specified in Exhibit A attached hereto or as otherwise specified in writing by such Member to the Manager. Distributions in kind shall be made in accordance with Section 4.4.

4.1.3 Fees and reimbursements received by the Manager and/or any Affiliate(s) thereof (including pursuant to Article 6) are not, and shall not be deemed to be, distributions.

4.1.4 Notwithstanding any contrary provision in this Agreement, neither CF LLC, nor the Manager on behalf of CF LLC, shall be required to make a distribution to any Member pursuant to this Agreement if such distribution would violate any non-waivable provision of the Act or other applicable law.

4.1.5 Notwithstanding any contrary provision in this Article 4, prior to the dissolution of CF LLC, the Manager may cause CF LLC to retain and not distribute to the Members such portion of any Available Assets to be used or reserved for the payment of CF LLC Expenses or for any other purpose permissible under this Agreement.

4.2 Timing and Manner of Distributions. Except as set forth in Sections 4.3, 4.5, and 9.9, and in Article 10, distributions shall be made to the Members in the following manner and at the following specified times:

(a) Interim Distributions of Co-Investment Proceeds. Promptly following CF LLC’s receipt of any Co-Investment Proceeds, CF LLC shall distribute (any such distribution an “Interim Distribution”) all Available Assets received in connection therewith to the Members in accordance with Section 4.1.2.

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(b) First Common Distribution. Without limitation of Section 4.2(a), by not later than nine (9) months following the Closing Date, CF LLC shall distribute (the “First Common Distribution”) at least fifty percent (50%) of the Common Investment Assets (determined by reference to the number of shares of Common Stock (as defined in the Acquisition Agreement) included in the Common Investment Assets or such other manner of calculation as the Manager shall elect in its reasonable discretion) to the Members in accordance with Section 4.1.2, to the extent of Available Assets.

(c) Second Common Distribution. Without limitation of Section 4.2(a) and Section 4.2(b), by not later than fifteen (15) months following the Closing Date, CF LLC shall distribute (the “Second Common Distribution”) one hundred percent (100%) of the Common Investment Assets to the Members in accordance with Section 4.1.2, to the extent of Available Assets.

(d) Preferred Distribution. Without limitation of Section 4.2(a), by not later than five (5) years following the Closing Date, CF LLC shall distribute (the “Preferred Distribution”) one hundred percent (100%) of the Preferred Investment Assets to the Members in accordance with Section 4.1.2, to the extent of Available Assets. Promptly following the payment in full of the Preferred Distribution, CF LLC shall commence liquidation and winding up in accordance with Section 10.2(g).

(e) Other Distributions. Any distributions other than Interim Distributions, the First Common Distribution, the Second Common Distribution, and the Preferred Distribution, may be made in accordance with Section 4.1.2 out of Available Assets from time solely as determined by the Manager.

4.3 Distributions upon Liquidation. Distributions made in conjunction with the final liquidation of CF LLC shall be applied or distributed as provided in Article 10 hereof.

4.4 Distributions In-Kind. No Member shall demand, nor, except as set forth in this Section 4.4, shall any Member receive, property other than cash. Without the consent of a Majority in Interest, the Manager shall not make distributions in kind other than in the form of Marketable Securities that do not exceed applicable volume limitations (including any volume restrictions pertaining to Rule 144 of the Securities Act of 1933, as amended) and which are transferable free and clear of any lock-ups or other legal or contractual restrictions on transferability as of the date of such distribution, except: (a) in connection with the liquidation of CF LLC in accordance with Section 10.4; or (b) in connection with the First Common Distribution, the Second Common Distribution, and the Preferred Distribution. The Manager may require that, as a condition to any Member receiving any distribution in kind, such Member will make customary representations, warranties and covenants in connection therewith as the Manager deems necessary or appropriate. Any in-kind distributions shall be made in such a fashion as to ensure that the Fair Value is distributed and allocated in accordance with Sections 6.4 and 10.4, this Article 4 and Article 5 (as applicable) and that each Member receives not greater than its proportionate share (as determined in accordance with this Article 4, and Section 10.4) of such in-kind distributions (except as otherwise provided in this Agreement).

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4.5 Taxes; Withholding. CF LLC may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law. Each Member hereby authorizes CF LLC to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Manager determines in good faith that CF LLC is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. The amount of any such taxes paid by or withheld from receipts of CF LLC from an investment (or any flow-through vehicle in which it invests) will be allocated to the Members to which such withholding relates. Any amounts so withheld or paid on behalf of or with respect to a Member pursuant to this Section 4.5 due to the status, action, or inaction of a Member shall be deemed to have been distributed to such Member (except to the extent repaid to CF LLC by such Member in accordance with this Section 4.5). To the extent that the cumulative amount of such withholding for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from CF LLC to such Member, with interest at 6% until discharged by such Member by repayment, which may, at the option of the Manager, be satisfied (a) out of distributions to which such Member would otherwise be subsequently entitled, or (b) by the immediate payment in cash to CF LLC of such excess amount. The Manager, on behalf of CF LLC, shall be entitled to take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any applicable rule, regulation, or law or to pay any tax with respect to a Member. Each Member hereby unconditionally and irrevocably grants to CF LLC a security interest in such Member’s Interest to secure such Member’s obligation to pay to CF LLC any amounts required to be paid pursuant to this Section 4.5. Each Member shall take such actions as CF LLC shall request in order to perfect or enforce the security interest created hereunder. Each Member’s obligations hereunder shall survive the dissolution, winding up and liquidation of CF LLC.

4.6 Tax Law Changes. If the Manager determines in good faith that there has been a change in international, U.S. federal, state or local tax law that is adverse to the Manager (or to the direct or indirect owners of the Manager), then the Manager may, with the approval of at least 66-2/3% in Interest, cause a restructuring of CF LLC and/or of the Co-Investment in a manner which the Manager intends to mitigate the adverse impact of such change on the Manager and its direct and indirect owners while preserving the overall intended relative economic arrangements among the Members contemplated by this Agreement; provided, however, that no such restructuring which would adversely affect any Member or Fund LP shall be made without the consent of such Member or such Fund LP, as applicable.

ARTICLE 5

ALLOCATIONS OF NET INCOME AND NET LOSS

5.1 Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss shall be determined and allocated for each Fiscal Year as of the end of each such year, at any time the Gross Asset Value of any CF LLC property is adjusted, and more often as required, or, in the Manager’s good faith discretion, as permitted hereby or by the Code. Except as otherwise provided herein, subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

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5.2 General Allocation Provisions. Subject to Section 5.3, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss, credit and deduction, for any Fiscal Year shall be allocated among the Members in a manner such that the Adjusted Capital Account (as determined without regard to clause (b) of the definition of “Adjusted Capital Account”) of each Member, immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to this Agreement if CF LLC were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all CF LLC liabilities were satisfied (limited with respect to each nonrecourse liability (as defined in Reg. §§ 1.704-2(b)(3) and 1.752-1(a)(2)) to the Gross Asset Value of the asset securing such liability), and the net assets of CF LLC were distributed in accordance with Section 4.1.2 immediately after making such allocation.

5.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 5, the additional allocation provisions set forth on Annex I hereto shall apply.

ARTICLE 6

OPERATIONS

6.1 Authority of the Manager.

6.1.1 General. The management, control, operation and policy of CF LLC shall be vested exclusively in the Manager (including its duly appointed agents), which shall have the power by itself (or through such agents), and shall be authorized and empowered on behalf and in the name of CF LLC, to carry out any and all of the objects and purposes of CF LLC and to perform all acts (including the payment of CF LLC obligations) and enter into and perform all contracts and other undertakings, consistent with the provisions of this Agreement, that it may deem necessary or advisable or incidental thereto. The Manager may appoint officers of CF LLC, who shall have such titles and duties, as the Manager shall determine from time to time.

6.1.2 Limitations on the Manager. Notwithstanding anything in this Agreement to the contrary, the Manager and its Affiliates shall not take any of the following actions without the consent of a Majority in Interest:

(a) amend or modify the certificate of formation of CF LLC; or

(b) elect to cause CF LLC not to be treated as a partnership for U.S. federal income tax purposes.

6.1.3 Appointment of Officers. Effective on the date hereof, each of the following officers is hereby appointed in the capacity set forth opposite his name until such time as his successor is duly appointed and qualified or his earlier displacement by the Manager, resignation, removal or otherwise:

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Name	Title
Byron D. Trott	President and Chief Investment Officer
William R. Bush	Vice President, General Counsel and Secretary
San W. Orr, III	Vice President and Treasurer

Each of the foregoing officers, and any other officers appointed by the Manager from time to time pursuant to Section 6.1.1, shall have all power and authority that may be delegated to such officer by the Manager to operate and direct the business and operations of CF LLC, including, without limitation, the power and authority to prepare, execute, and deliver, acknowledge, attest, file, and record, as applicable, any and all agreements, instruments, certificates and other documents on behalf of CF LLC.

6.2 No Member Management. No Member shall have any right or authority to act for or on behalf of or to bind CF LLC. No Member shall participate in the management of CF LLC or have any control over CF LLC business, except as otherwise expressly provided herein.

6.3 Other Activities.

6.3.1 General Prohibitions.

(a) Except in connection with the Placement Agent Agreement, the Engagement Letter, the Acquisition Agreement (as in existence as of the date hereof), and the Co-Investment Fund Agreement and as otherwise permitted under or expressly set forth in this Agreement, none of the Manager or its Affiliates shall engage in any transaction with CF LLC except on an arm’s-length basis and on terms no less favorable to CF LLC than would be available from third parties under similar circumstances; provided that, the Manager shall provide to each Member notice of any such transaction no later than the later of thirty days after the occurrence of such transaction, or the end of the calendar quarter during which such transaction occurred, which notice shall include the terms of such transaction and copies of all agreements, if any, executed in connection with such transaction.

(b) None of the Manager or its Affiliates (other than the Co-Investment Company) shall purchase any Securities or assets from, or sell any Securities or assets to, CF LLC.

(c) The Manager shall not take any action that would reasonably be expected to result in the loss of limited liability for any Member.

6.3.2 Permitted Activities. Except as otherwise expressly provided herein:

(a) Affiliates of the Manager and the Sponsor, and their respective partners, members, directors, officers, shareholders, and employees, and the Principals, shall have the benefit of Sections 6.3.2(a) and (b) of the Main Fund Agreement as if such provisions were set forth herein, mutatis mutandis.

(b) Affiliates of the Manager and their respective partners, members, directors, officers, shareholders, and employees, shall have no obligation to purchase or sell for CF LLC any investment which such Persons may purchase or sell, or recommend for purchase or sale, for its or their own accounts, or for the account of any other Person (except as otherwise required by this Agreement).

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(c) Neither CF LLC nor any Member shall have any rights of first refusal, co-investment or other rights in respect of the investments of other accounts or the conduct of any other business (including the BDT Advisory Business) or from any transaction in Securities effected by the Manager, any of its Affiliates, their respective partners, directors, officers, shareholders or employees, or the Principals for any account other than that of CF LLC or in any fees, profits or other income earned or otherwise derived therefrom.

(d) Without limiting the generality of the foregoing, and notwithstanding any other provision herein to the contrary, the Members expressly acknowledge and agree that BDT & Company, LLC is permitted to enter into, and perform its obligations under, the Placement Agent Agreement and the Engagement Letter, and, shall, except as set forth in the Main Fund Agreement and in the Parallel Fund Agreement, or as otherwise agreed in writing between any Member (and/or such Member’s beneficial owners) and BDT & Company, LLC, be entitled to receive and retain all fees earned thereunder without any obligation to account for the same to CF LLC, to the Members, or to any of their respective beneficial owners.

6.3.3 BDT Advisory Business. Notwithstanding any contrary provision contained in this Agreement, Affiliates of the Manager and their respective partners, members, directors, officers, shareholders, and employees, shall be free to conduct all aspects of the BDT Advisory Business, including the receipt of advisory and similar fees in connection therewith. Neither CF LLC nor any other Member shall have any right in such BDT Advisory Business or any economic interest therein.

6.4 Valuation. The calculation of the fair value (the “Fair Value”) of all CF LLC assets shall be made in good faith by the Manager consistent with the manner in which the valuation of assets is established for the Main Fund under Section 6.6 of the Main Fund Agreement. For all purposes of this Agreement, all valuations made pursuant to this Section 6.4 shall be final, conclusive and binding on CF LLC, all Members, and the respective successors and assigns of the foregoing.

6.5 Liability; Indemnification.

6.5.1 No present or former Sponsor, Manager, Principal, Tax Matters Partner, officer of CF LLC, or Affiliates of any of the foregoing, or any of their respective present or former partners, shareholders, members, directors, officers, employees and agents, and any person who serves as a member of the Fund Advisory Committee and/or the Senior Advisory Council (in each case, an “Indemnitee” and collectively, the “Indemnitees”), shall be liable to CF LLC or to any Member for any losses sustained or liabilities incurred as a result of any act or omission taken or suffered by such Indemnitee(s) unless a court of competent jurisdiction determines in a final, nonappealable judgment that (a) such Indemnitee(s) did not act in good faith, or (b) the conduct of such Indemnitee(s) constituted Malfeasance (provided that in the case of an Indemnitee that is a member of the Fund Advisory Committee and/or the Senior Advisory Council, or the entity that such a Fund Advisory Committee member represents, the term “Malfeasance” as used in this Section 6.5 shall be limited to any act or omission that constitutes fraud or willful misconduct).

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6.5.2 The Indemnitees shall not be liable to CF LLC or to any Member for any action taken by any other Member, nor shall any such Indemnitee be liable to CF LLC or to any Member for any action of any agent or employee of CF LLC or the Manager (in the absence of Malfeasance by such Indemnitee in connection with such action and/or the selection, retention and/or supervision of such agent or employee).

6.5.3 CF LLC shall indemnify and hold harmless, and the Members shall release, each Indemnitee to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts, of any nature whatever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Actions”), in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of CF LLC and/or the Co-Investment, unless a court of competent jurisdiction determines in a final, nonappealable judgment that (a) the Indemnitee did not act in good faith, or (b) the Indemnitee’s conduct constituted Malfeasance; provided that CF LLC’s responsibility for any liabilities arising in respect of the investments in the Co-Investment Company made collectively by CF LLC, the Co-Investment Fund, the Main Fund, and the Parallel Fund (and/or their respective Affiliates) shall be limited to CF LLC’s equitable share thereof (as determined by the Manager in its good faith discretion). The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in the manner specified in clause (a) or (b) above. Notwithstanding the foregoing, the Indemnitees shall not be entitled to indemnification hereunder with respect to disputes solely among and between the Manager, the Sponsor, the Tax Matters Partner and any of their respective Affiliates.

6.5.4(a) Any indemnification obligations of CF LLC arising under this Section 6.5 may, but shall not be required to, be satisfied first out of any CF LLC assets; provided that the Manager shall use commercially reasonable efforts to obtain recovery from any insurance policies then in effect covering the applicable Indemnitee prior to CF LLC advancing indemnification payments to such Indemnitee. In addition, in accordance with Section 3.2 and subject to the limitations contained in this Section 6.5.4, the Manager may require the Members to return distributions previously received (which shall be treated as additional Capital Contributions), whether or not CF LLC has been dissolved, to satisfy all or any portion of the indemnification obligations of CF LLC pursuant to this Section 6.5 in connection with any Liabilities arising from any and all Actions of which the Manager receives notice or otherwise becomes aware at any time during the existence, or prior to the date that is three years following the termination, of CF LLC.

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(b) The Manager shall cause any distributions to be returned by the Members under this Section 6.5.4 to be so returned in the reverse order of priority in which such distributions were previously made pursuant to Sections 4.2 and 10.4(c), with the intention being that the Members’ relative aggregate net distributions (after giving effect to any such returns) shall remain consistent with the distribution priorities set forth in Articles 4 and 10. The Manager is hereby authorized to adjust the relative amounts to be returned hereunder as needed to effect such intention to the maximum extent possible.

(c) The Manager shall give the Members timely written notice of any such Actions of which it becomes aware. Upon receipt of a capital call notice from the Manager in respect of distributions required to be returned in accordance with this Section 6.5.4 and otherwise in accordance with Section 3.2, each Member shall make a Capital Contribution to CF LLC in respect of its share of any such indemnification required to be made pursuant to this Section 6.5.4.

(d) Notwithstanding anything in this Section 6.5 to the contrary: (i) no Member shall be required to return any particular distribution after the third anniversary of the date of its receipt of such distribution; provided that if at or prior to the end of such period, there are any Actions then pending or any other Liability (whether contingent or otherwise) then outstanding, the Manager shall so notify the Members at such time (which notice shall include a brief description of each such Action or of such Liabilities) and the obligation of the Members to return such distribution for the purpose of meeting any obligations of CF LLC relating thereto shall survive with respect to each such Action and Liability set forth in such notice (or any related Action or Liability based upon the same or a similar claim) until the date that such Action or Liability is ultimately resolved and satisfied; and provided, further, that the provisions of this Section 6.5.4(d) shall not affect the obligations of the Members under Sections 18-607 and 18-804 of the Act or other applicable law; and (ii) no Member shall be individually obligated to return distributions pursuant to this Section 6.5.4 in an aggregate amount exceeding 25% of the greater of: (A) its original Capital Contribution pursuant to Section 3.2.2(a) and (B) the distributions received by such Member from CF LLC, provided that, in no event shall the aggregate amount of a Member’s obligations therefor exceed the aggregate distributions so received by such Member.

6.5.5 Expenses incurred by an Indemnitee in defending any Action subject to this Section 6.5 may, in the Manager’s sole discretion, be advanced by CF LLC prior to the final disposition of such Action: (a) if the Manager reasonably believes that such Indemnitee may be entitled to indemnification in respect of such Action; and (b) upon receipt by CF LLC of an enforceable written commitment by or on behalf of the Indemnitee to repay such amount (i) if it shall be determined by any final, non-appealable judgment entered by any court of competent jurisdiction that such Indemnitee acted in the manner specified in clause (a) or (b) of Section, 6.5.3 and/or (ii) if, and to the extent that, such Indemnitee receives indemnification payments from the Co-Investment Company, the Co-Investment Fund, the Manager, the Main Fund, or the Parallel Fund for the same Liabilities (or the same portion thereof).

6.5.6 The provisions of this Section 6.5 are for the sole benefit of the Indemnitees, and such Indemnitees shall have an independent right of enforcement in respect of Section 6.5 as intended third-party beneficiaries hereunder. The provisions of this Section 6.5 shall not be deemed to create any rights for the benefit of any other Person (except as provided in the immediately preceding sentence).

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6.5.7 To the full extent permitted by law, the Manager is hereby authorized on behalf of CF LLC to indemnify, hold harmless and release any agents and/or advisors of CF LLC, the Manager and their respective Affiliates, to the same extent provided with respect to the Indemnitees in this Article 6.

6.5.8 Each Indemnitee shall use its commercially reasonable efforts to pursue any insurance or indemnity claims it may have against third parties (including pursuant to any insurance policy acquired by CF LLC, the Co-Investment Fund, the Main Fund, the Parallel Fund, or the Co-Investment Company in connection therewith) with respect to any liabilities relating to any Action, provided that, subject to Section 6.5.9, no obligation under this Section 6.5.8 shall delay the availability of the advances otherwise available pursuant to Section 6.5.5.

6.5.9 The indemnification obligation of CF LLC to an Indemnitee with respect to any Liabilities shall be reduced by any indemnification payments actually received by such Indemnitee from the Co-Investment Fund, the Main Fund, any Parallel Fund or the Co-Investment Company with respect to the same Liabilities. Solely for purposes of clarification, and without expanding the scope of indemnification pursuant to this Section 6.5, the Members and the Manager intend that, to the maximum extent permitted by law, as between the Co-Investment Company, on the one hand, and CF LLC, the Co-Investment Fund, the Main Fund, and the Parallel Fund, on the other hand, this Section 6.5 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with the Co-Investment Company having primary liability, and CF LLC, the Main Fund, the Parallel Fund, and the Co-Investment Fund having only secondary liability, proportionate to such funds’ relative direct or indirect ownership of the Co-Investment Company. The possibility that an Indemnitee may receive indemnification payments from the Main Fund, the Parallel Fund, and the Co-Investment Company shall not restrict CF LLC from making payments under this Section 6.5 to an Indemnitee that is otherwise eligible for such payments under Section 6.5.3 and shall not delay the availability of advances otherwise available pursuant to Section 6.5.5 to the extent no such advances are available from the Co-Investment Fund, the Main Fund, the Parallel Fund, the Co-Investment Company and/or other third parties, but such payments or advances by CF LLC are not intended to relieve the Co-Investment Company, the Main Fund, any Parallel Fund, and the Co-Investment Company from any liability that it would otherwise have to make indemnification payments to such Indemnitee and, if an Indemnitee that has received indemnification payments or advances from CF LLC actually receives duplicative indemnification payments or advances from the Co-Investment Fund, the Main Fund, the Parallel Fund and the Co-Investment Company for the same Liabilities, such Indemnitee shall repay CF LLC to the extent of such duplicative payments or advances. If, notwithstanding the intention of this Section 6.5, the Co-Investment Fund, the Main Fund, the Parallel Fund, and the Co-Investment Company’s obligation to make indemnification payments or advances to an Indemnitee is relieved or reduced under applicable law as a result of payments or advances made by CF LLC pursuant to this Section 6.5, CF LLC shall have, to the maximum extent permitted by law, a right of subrogation against (or contribution from) each of the Co-Investment Fund, the Main Fund, the Parallel Fund and the Co-Investment Company for amounts paid or advanced by CF LLC to an Indemnitee that relieved or reduced the obligation of the Co-Investment Fund, the Main Fund, the Parallel Fund, and the Co-Investment Company to such Indemnitee.

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6.5.10 The Manager and its Affiliates shall at all times act in a manner that is consistent with its implied contractual covenant of good faith and fair dealing. So long as such Persons act in a manner consistent with the implied contractual covenant of good faith and fair dealing and with the express provisions of this Agreement, such Persons shall not be in breach of any duties (including fiduciary duties) in respect of CF LLC and/or any Member otherwise applicable at law or in equity. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and liabilities of such Persons otherwise existing at law or in equity, are agreed by the Manager and the Members to replace fully and completely such other duties and liabilities of such Persons. Subject to the foregoing but notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Manager is permitted or required to make a decision or take an action (a) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, in making such decisions, the Manager shall be entitled to take into account its own interests as well as the interests of the Members (and the investors of the BDT Funds) as a whole or (b) in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards.

6.5.11 The Manager may consult with legal counsel and accountants (and other similar experts) and any act or omission suffered or taken by the Manager on behalf of CF LLC in furtherance of the interests of CF LLC in good faith in reliance upon and in accordance with the advice of such counsel or accountants (or other similar experts) will be full justification for any such act or omission, and the Manager will be fully protected (and shall not be liable to CF LLC or any Member) in so acting or omitting to act, so long as such counsel or accountants (or other similar experts) were selected in good faith. In addition, if the Manager consults with the Fund Advisory Committee with respect to a matter giving rise to a conflict of interest, and if the Fund Advisory Committee waives such conflict of interest or the Manager acts in a manner, or pursuant to standards or procedures, approved by the Fund Advisory Committee with respect to such conflict of interest, then none of the Manager, the Principals, or any of their respective Affiliates shall have any liability to CF LLC or any Member for such actions in respect of such matter taken in good faith by them, including actions in the pursuit of their own interests, and such actions shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of such Person at law or in equity or otherwise.

6.6 Fees and Expenses. The Manager will bear and be charged with all Manager Expenses. The costs and expenses of CF LLC and (to the extent fairly allocable to CF LLC) of the Manager which constitute CF LLC Expenses will be borne by and charged to CF LLC. The Manager shall be entitled to reimbursement from CF LLC for any CF LLC Expenses paid by the Manager subject to the terms of this Agreement.

ARTICLE 7

INVESTMENT LIMITATIONS

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7.1 Member Investment Limitations. CF LLC shall conduct all of its business, including, without limitation, the acquisition, holding, and disposition of the Co-Investment and any other investments, in compliance with the provisions of Article 7 of each of the Co-Investment Fund Agreement, the Main Fund Agreement, and the Parallel Fund Agreement. Each Member acknowledges and agrees that none of the incurrence of indebtedness by the Co-Investment Fund pursuant to Section 3.8 of this Agreement or by the Co-Investment Fund pursuant to Section 3.8 of the Co-Investment Fund Agreement, the operation of Section 6.8.2(c) of each of the Main Fund Agreement and the Parallel Fund Agreement, or any other provisions or arrangements specifically contemplated by this Agreement or the Co-Investment Fund Agreement shall be deemed to violate this Section 7.1.

ARTICLE 8

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

8.1 Books and Records. The Manager shall keep or cause to be kept, at the principal place of business of CF LLC, or at such other location as the Manager shall reasonably deem appropriate (with notice thereof to the Members), full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of CF LLC for the current and prior Fiscal Years. The books of CF LLC shall be maintained, for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. Except as otherwise expressly set forth herein, all decisions as to accounting matters shall be made by the Manager in its good faith discretion.

8.2 Delivery of Records; Inspection; Reports to Fund LPs. The Manager shall comply, and shall cause CF LLC to comply, with the requirements of Sections 8.1, 8.2, and 8.3 of the Co-Investment Fund Agreement, the Main Fund Agreement, and the Parallel Fund Agreement, including, without limitation, by providing access to the books and records of CF LLC and furnishing financial reports to the Fund LPs, in each case to the extent required by the Co-Investment Fund Agreement, the Main Fund Agreement, or the Parallel Fund Agreement, as applicable, and subject to all terms, provisions, limitations, restrictions, and conditions set forth therein (including, without limitation, provisions as to confidentiality).

8.3 CF LLC Tax Elections; Tax Controversies. The Manager shall have the right in its good faith discretion to make all elections for federal income and all other tax purposes (including, but not limited to, the election provided for in Section 754 of the Code); provided, however, prior to making any material tax election or decision, the Manager will consult with any Member or Fund LP that would reasonably be expected to be subject to a disproportionately adverse consequence as a result of such tax election or decision. The Main Fund is hereby designated as the “Tax Matters Partner” (as defined in Section 6231(a)(7) of the Code) and in such capacity shall represent CF LLC in any disputes, controversies or proceedings with the Internal Revenue Service. Within five (5) Business Days after the receipt thereof, the Tax Matters Partner shall provide the Members and Fund LPs with copies of all material notices, reports, demands, or other written communications received by CF LLC or the Tax Matters Partner from, or sent by CF LLC or the Tax Matters Partner to, any governmental authority in connection with any audit, examination, or judicial or administrative proceeding with respect to taxes imposed by any jurisdiction (any such audit, examination, or judicial or administrative proceeding, a “Tax Proceeding”). The Members and Fund LPs shall have the right (but shall not be required) to participate (at their sole cost and expense) in any Tax Proceeding, and the Tax

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Matters Partner shall keep the Members and Fund LPs informed, on a timely basis, of every material aspect of any Tax Proceeding and, in addition, shall consult with the Members and Fund LPs regarding every material aspect of any Tax Proceeding.

ARTICLE 9

INTERESTS; TRANSFERS AND

ENCUMBRANCES OF INTERESTS

9.1 Member Transfers. To the fullest extent permitted by law, and except as provided in the following sentence and in Section 9.9, no Member or Assignee thereof may Transfer all or any portion of its Interest (or beneficial interest therein), directly or indirectly, without the prior written consent of the Manager, which consent may be given or withheld, or made subject to such conditions as are determined by the Manager, in the Manager’s sole discretion. Notwithstanding the immediately preceding sentence, but subject to Sections 9.4 and 9.7, any Member or Assignee may Transfer all or any portion of its Interest (or beneficial interest therein), without the consent of the Manager to: (a) any Affiliate (for so long as such Affiliate remains an Affiliate of the transferor); provided that if any Member (or Assignee thereof) Transfers all or any portion of its Interest (or beneficial interest therein) to an Affiliate and such Affiliate ceases to be an Affiliate of the transferor at any time thereafter, then such transferor and such transferee shall be in material breach of this Agreement with respect to all Interests held by either of them in CF LLC; (b) any other Member; and/or (c) any member of such Member’s Immediate Family. To the fullest extent permitted by law, any purported Transfer which is not in accordance with, or subsequently violates, this Agreement shall be null and void.

9.2 Encumbrances. No Member or Assignee may create an Encumbrance with respect to all or any portion of its Interest (or any beneficial interest therein) unless the Manager consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Manager, in the Manager’s sole discretion. To the fullest extent permitted by law, any purported Encumbrance which is not in accordance with this Agreement shall be null and void.

9.3 Further Restrictions. Notwithstanding any contrary provision in this Agreement, unless waived in writing by the Manager in its sole discretion, any otherwise permitted Transfer or Encumbrance shall, to the fullest extent permitted by law, be null and void if:

(a) such Transfer or Encumbrance could cause a termination of CF LLC for federal or state, if applicable, income tax purposes;

(b) such Transfer or Encumbrance could cause CF LLC to cease to be classified as a partnership for federal or state income tax purposes;

(c) such Transfer or Encumbrance could require the registration of such Transferred Interest or other Interests pursuant to any applicable federal or state securities laws;

(d) such Transfer or Encumbrance could cause CF LLC to become a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code;

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(e) such Transfer or Encumbrance could cause CF LLC to fail to meet the “lack of actual trading” safe harbor or any other safe harbor from treatment as a “publicly traded partnership” selected by the Manager, as described in Reg. § 1.7704-1;

(f) such Transfer or Encumbrance could involve Interests being traded on an “established securities market” or a “secondary market or the substantial equivalent thereof” as those terms are defined in Reg. § 1.7704-1 (in addition, such Transfers shall not be “recognized” (as that term is defined in Reg. § 1.7704-1(d)(2)) by CF LLC);

(g) such Transfer or Encumbrance could subject CF LLC, the Co-Investment Fund, the Main Fund, the Parallel Fund, or the Manager to regulation under the Investment Company Act, the Investment Advisers Act or ERISA;

(h) such Transfer or Encumbrance could constitute a non-exempt prohibited transaction under ERISA or could cause any portion of the assets of CF LLC to constitute “plan assets” under ERISA or the Code or to become subject to the provisions of ERISA;

(i) such Transfer or Encumbrance could result in a violation of any applicable laws, regulations or administrative orders;

(j) such Transfer or Encumbrance is made to any Person who could lack the legal right, power or capacity to own such Interest;

(k) such Transfer or Encumbrance could cause a Material Adverse Effect; or

(l) CF LLC does not receive written instruments (including investor representations, copies of any instruments of Transfer, written opinions of counsel, and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in form and substance satisfactory to the Manager (as determined in the Manager’s sole discretion).

In its sole discretion, the Manager may condition its consent to any Transfer or Encumbrance upon receipt of a written opinion of counsel of the Manager or Assignee (which opinion and counsel shall be reasonably satisfactory to the Manager) that such Transfer or Encumbrance will not result in the occurrence of any of the events described in clauses (a) through (k) above. Each assigning Member agrees that it will pay all out-of-pocket expenses, including attorneys’ fees, incurred by CF LLC in connection with an assignment or transfer of a Interest by such Member, except to the extent that the Assignee thereof agrees to bear such expenses.

9.4 Rights of Assignees. Subject to Section 9.6, the transferee of any permitted Transfer pursuant to this Article 9 shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Member that Transferred its Interest would be entitled, and such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such Interest (including the obligation to make Capital Contributions) remaining with the transferring Member. The Transferring Member shall remain a Member even if it has Transferred its entire Interest in CF LLC to one or more Assignees until such time as all such Assignees are admitted to CF LLC as

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Members pursuant to Section 3.6 or Section 9.7, as applicable. In the event any Assignee desires to make a further assignment of any Interest in CF LLC, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as the Member who initially held such Interest.

9.5 Admissions, Withdrawals and Removals. No Person shall be admitted to CF LLC as a Member without the prior written consent of the Manager and a Majority in Interest of the Members entitled to vote thereon, except in accordance with Section 3.6 (with respect to Persons receiving Interests directly from CF LLC) or Section 9.7 (with respect to Persons receiving Interests from a Partner or Assignee). No Person shall succeed to the rights of the Manager hereunder without the consent of the Manager and a Majority in Interest of the Members entitled to vote thereon. No Member shall be removed or entitled to withdraw from being a Member of CF LLC except in accordance with Section 3.3, this Section 9.5, Section 9.7, or Section 9.9. Except as otherwise provided in Section 10.2, no admission, withdrawal, Incapacity or removal of a Member shall cause the dissolution of CF LLC. To the maximum extent permitted by law, any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

9.6 Admission of Assignees as Substitute Members. An Assignee shall become a Substitute Member only if and when each of the following conditions is satisfied:

(a) The Manager consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Manager, all in the Manager’s sole discretion; provided that such consent shall not be unreasonably withheld in the case of a Transfer by a Member or Assignee to an Affiliate or Immediate Family member thereof in accordance with, and subject to, Section 9.1;

(b) The Manager receives written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substitute Member) that are in form and substance satisfactory to the Manager in its sole discretion; and

(c) The parties to the Transfer, or any one of them, pays all of CF LLC’s expenses in connection with such Transfer (including, but not limited to, the legal and accounting fees incurred by CF LLC).

9.7 Withdrawal of Certain Members. If a Member has Transferred all of its Interest to one or more Assignees in accordance with this Article 9, then such Member shall cease to be a member of CF LLC when all such Assignees have been admitted as Members in accordance with Section 3.6 or Section 9.6, as applicable.

9.8 Conversion of Interest. Upon the Incapacity of a Member, such Incapacitated Member shall automatically be converted to an Assignee only, and such Incapacitated Member (or its executor, administrator, trustee or receiver, as applicable) shall thereafter be deemed an Assignee for all purposes hereunder, with the same rights to allocations of Net Income, Net Loss and similar items and to distributions as was held by such Incapacitated Member prior to its Incapacity, but without any other rights of a Member.

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9.9 Limitations on Participation. If the general partner of any Member determines that the partnership interest of any Fund LPs will be liquidated, redeemed, or repurchased, or that any Fund LPs shall otherwise withdraw as a partner of any Member in return for any consideration provided by such Member, in each case, pursuant to the procedures set forth in Section 9.10 of the Co-Investment Fund Agreement, the Main Fund Agreement, or the Parallel Fund Agreement, then, notwithstanding anything herein to the contrary, the Manager may cause CF LLC to take such actions as the Manager determines to be necessary or appropriate in connection therewith in order to implement such liquidation, redemption, repurchase or withdraw, including, without limitation, full or partial liquidation, redemption, or repurchase of the affected Member’s Interest, payment of cash distributions to the affected Member in lieu of distributions in kind, or such other actions as the Manager determines to be necessary or appropriate.

ARTICLE 10

DISSOLUTION, LIQUIDATION AND TERMINATION OF CF LLC

10.1 Limitations. CF LLC may be dissolved, liquidated and terminated and have its affairs wound up only pursuant to the provisions of this Article 10, and the Members do hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all other rights they may have to cause a dissolution of CF LLC or to maintain an action for partition of any or all of CF LLC’s assets.

10.2 Exclusive Causes. Subject only to any non-waivable provisions of the Act, the following (and only the following) events shall cause CF LLC to be dissolved:

(a) The election of the Manager;

(b) The Incapacity of the Manager or any other event that causes the Manager to cease to be a manager under any non-waivable provision under the Act; provided that CF LLC shall not be dissolved or required to be wound up in connection with any of the events specified in this Section 10.2(b) if at the time of the occurrence of such event there is at least one other manager who is hereby authorized to, and elects to, carry on the business of CF LLC;

(c) At any time that there are no members of CF LLC, unless the business of CF LLC is continued in accordance with the Act;

(d) The conversion, at any time following the making of the Co-Investment, of all of the assets of CF LLC into cash;

(e) The dissolution of the Co-Investment Fund, the Main Fund, or the Parallel Fund, in accordance with Section 10.2 of the Co-Investment Fund Agreement, the Main Fund Agreement, or the Parallel Fund Agreement, as applicable;

(f) The entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(g) Payment in full of the Preferred Distribution pursuant to Section 4.2(d).

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Any dissolution of CF LLC other than as provided in this Section 10.2 shall be a dissolution in contravention of this Agreement.

10.3 Effect of Dissolution. The dissolution of CF LLC shall be effective on the day on which the event occurs giving rise to the dissolution, but CF LLC shall not terminate until it has been wound up, its assets have been distributed as provided in Section 10.4 and its Certificate of Formation has been canceled in accordance with the Act. Notwithstanding the dissolution of CF LLC, prior to the termination of CF LLC, the business of CF LLC and the affairs of the Members and the Manager, in their respective capacities as such, shall continue to be governed by this Agreement.

10.4 Liquidation and Final Distribution of Proceeds. Upon the dissolution of CF LLC pursuant to Section 10.2, CF LLC shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Manager or, in the case of dissolution pursuant to Section 10.2(b), a liquidating trustee appointed by a Majority in Interest, after the establishment of appropriate reserves, shall liquidate all Securities and any other CF LLC assets and distribute the cash proceeds therefrom in accordance this Section 10.4. A reasonable time shall be allowed for the winding up of the affairs of CF LLC in order to minimize any losses attendant upon such a winding up. In the event the liquidator reasonably believes that it is prudent to do so, cash or other assets held in reserve may be placed in a liquidating trust or other escrow immediately prior to the termination of CF LLC in order to ensure that any and all obligations of CF LLC are satisfied. The cash proceeds from the liquidation of CF LLC assets shall be applied or distributed by CF LLC in the following order:

(a) First, to the creditors of CF LLC (including any Members or the Manager to the extent that they are creditors and to the extent permitted by law) of the liabilities of CF LLC other than liabilities for distributions not paid to Members;

(b) Second, to the Members and former Members in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of liabilities, if any, for distributions not paid; and

(c) Third, to the Members in accordance with Section 4.1.2.

Notwithstanding the foregoing, in the event that the Manager determines that an immediate sale of all or any portion of the Securities or other CF LLC assets would cause undue loss to the Members, the Manager, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Securities or other CF LLC assets except those necessary to satisfy CF LLC’s debts and obligations or, subject to the priorities set forth in Section 10.4(a) through(c) above, distribute such Securities or other CF LLC assets to the Members in kind.

10.5 Post-Dissolution Restoration Obligations. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to CF LLC or to any other Person for any purpose whatsoever.

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ARTICLE 11

MISCELLANEOUS

11.1 CF LLC Counsel. CF LLC, THE CO-INVESTMENT FUND, THE MAIN FUND, THE OTHER BDT FUNDS, THE MANAGER AND THEIR RESPECTIVE AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR CF LLC MAY ALSO PERFORM SERVICES FOR THE CO-INVESTMENT FUND, THE MAIN FUND, THE PARALLEL FUND, OTHER BDT FUNDS, THE MANAGER, AND ANY AFFILIATES OF THE FOREGOING. IT IS CONTEMPLATED THAT ANY SUCH DUAL REPRESENTATION MAY CONTINUE. THE MANAGER MAY, WITHOUT THE CONSENT OF ANY MEMBER OR FUND LP, EXECUTE ON BEHALF OF CF LLC ANY CONSENT TO THE REPRESENTATION OF CF LLC, THE CO-INVESTMENT FUND, THE MAIN FUND, THE PARALLEL FUND, ANY OTHER BDT FUND, THE MANAGER, OR THEIR RESPECTIVE AFFILIATES THAT COUNSEL MAY REQUEST PURSUANT TO APPLICABLE RULES OF ETHICS AND/OR PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY APPLICABLE JURISDICTION. CF LLC HAS INITIALLY SELECTED MUNGER, TOLLES & OLSON LLP (“CF LLC COUNSEL”) AS LEGAL COUNSEL TO CF LLC. EACH MEMBER ACKNOWLEDGES THAT CF LLC COUNSEL DOES NOT REPRESENT ANY MEMBER OR FUND LP IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER OR FUND LP AND CF LLC COUNSEL (AND THEN ONLY TO THE EXTENT SPECIFICALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT CF LLC COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER OR FUND LP. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT CF LLC COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER OR ANY FUND LP WITH RESPECT TO OTHER MATTERS, CF LLC COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY FUND LP IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT, IN CONNECTION WITH THE FORMATION OF THE CO-INVESTMENT FUND, OR OTHERWISE IN CONNECTION WITH THE CO-INVESTMENT.

11.2 Amendments.

11.2.1 Each additional Member shall become a signatory hereto by signing such instruments, in such manner, as the Manager shall determine. By so signing, each additional Member shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

11.2.2 In addition to amendments specifically authorized herein, any provision of this Agreement may be amended by the Manager with the consent of a Majority in Interest, provided that: (a) any provision in this Agreement expressly requiring the consent or approval of at least 66-2/3% in Interest of the Members may be amended only by the Manager with the

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consent of at least 66-2/3% in Interest; and (b) without the consent of any Member or Fund LP to be adversely affected thereby, this Agreement may not be amended so as to (i) modify the limited liability of such Member or Fund LP; (ii) disproportionately and adversely affect the interest of such Member or Fund LP in any Net Income, Net Loss or distributions; or (iii) materially, adversely and disproportionately affect the rights and entitlements of such Member or Fund LP under this Agreement.

11.2.3 Subject to clause (c) of Section 11.2.3, but notwithstanding any other provision in this Section 11.3, in addition to other amendments authorized herein, amendments may be made to this Agreement from time to time by the Manager, without the consent of any other Member: (a) to correct any typographical or similar ministerial errors; (b) to delete, modify or add any provision of this Agreement required to be so deleted, modified or added by, or for compliance with, applicable law or the interpretation thereof; (c) to cure any mistake or ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement; (d) to take such actions as may be necessary (if any) to ensure that CF LLC will be treated as a partnership for federal income tax purposes; (e) to take such actions as may be necessary (if any) to ensure that none of the BDT Funds or the Manager will be subject to regulation under ERISA, the Investment Company Act, or the Investment Advisers Act; and (f) to give effect to the intended allocation of relative rights and obligations as between or among the BDT Funds (as contemplated by the Co-Investment Fund Agreement, the Main Fund Agreement, the Parallel Fund Agreement, and this Agreement) or as may otherwise be necessary or appropriate in a manner consistent therewith and herewith; and (g) to make any amendment hereto necessary to give effect to the admission of a Substitute Member in accordance with Section 9.6. The Manager shall provide prompt written notice of any such amendments to the Members and to the Fund LPs.

11.2.4 In making any amendments, there shall be prepared and filed by, or for, the Manager such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to CF LLC.

11.3 Accounting and Fiscal Year. Subject to Code Section 448, the books of CF LLC shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Manager and consistent with Section 8.1. The fiscal year of CF LLC (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of CF LLC, the fraction thereof commencing on the date hereof or ending on the date on which the winding-up of CF LLC is completed, as the case may be, unless otherwise determined by the Manager and permitted under the Code.

11.4 Entire Agreement. This Agreement, together with the exhibits and annexes hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

11.5 Further Assurances. Each of the parties hereto hereby covenants and agrees on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute,

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acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary, to effectively carry out the purposes of this Agreement.

11.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) sent by e-mail, with electronic, written or oral confirmation of receipt, in each case addressed as follows: if to CF LLC, the Manager, or any Member c/o BDT Capital Partners, LLC, 401 North Michigan Avenue, Suite 3100, Chicago, Illinois 60611, Attn: General Counsel, facsimile no. (312) 832-1700, e-mail address, wbush@bdtcap.com, or to such other address(es) specified in writing from time to time; and if to any Fund LP, to such Fund LP in accordance with Section 11.7 of the Co-Investment Fund Agreement, the Main Fund Agreement, or the Parallel Fund Agreement, as applicable. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally; (ii) upon receipt, if sent by facsimile or e-mail; or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid, and properly addressed.

11.7 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflicts or choice of laws provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

11.8 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in CF LLC, whether as Assignees, Substitute Members or otherwise.

11.9 Anti-Money Laundering. Notwithstanding any other provision of this Agreement to the contrary, the Manager (on behalf of itself and on behalf of CF LLC) is authorized, without the consent of any Person, including any Member, to take such action as it determines in its sole discretion to be necessary or advisable to comply, or to cause CF LLC to comply, with any applicable anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, any of which may be delivered via facsimile, PDF, or other forms of electronic delivery, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.

11.11 Waivers. No waiver by any party hereto of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it hereafter.

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11.12 Severability; Preservation of Intent. If any provision of this Agreement as applied to any party or any circumstances is determined by an arbitrator or any court having jurisdiction to be void, unenforceable or inoperative as a matter of law, then the parties agree that such provision shall be modified to the greatest extent legally possible so that the intent of this Agreement may be legally carried out. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held void, unenforceable or inoperative as a matter of law in any respect or for any reason, then the validity, enforceability and operation of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by law. Notwithstanding the foregoing, if: (a) one or more of the provisions contained herein, or the application thereof to any party or in any circumstances, is held void, unenforceable or inoperative as a matter of law in any respect or for any reason, and (b) as a result, the Manager, in its reasonable discretion, determines that the basic intent and purpose of this Agreement is irreparably frustrated thereby, then the Manager may cause CF LLC to dissolve pursuant to Section 10.2(a).

11.13 Certain Rules of Construction. To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Article or Section titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with then-applicable United States generally accepted accounting principles; (c) “or” is not exclusive; (d) words in the singular include the plural, and words in the plural include the singular; (e) provisions apply to successive events and transactions; (f) the words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (g) all references herein to Articles, Sections, Exhibits, Annexes, paragraphs, subparagraphs and clauses shall be deemed to be references to Articles, Sections, paragraph, subparagraphs and clauses of, and Exhibits and Annexes to, this Agreement unless the context shall otherwise require; (h) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) references to “$” or “dollars” shall mean United States dollars; (l) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (m) all references to any Member shall mean and include such Member and any Person duly admitted as a member in CF LLC in substitution therefor in accordance with this Agreement, unless the context otherwise requires.

11.14 Jurisdiction. Each party hereby submits to the nonexclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein. To the maximum extent

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permitted by applicable law, any final judgment against a party in any proceedings brought in the United States will be conclusive and binding upon such party and may be enforced against such party in the courts of any other jurisdiction. Nothing in this Section 11.14 limits the rights of CF LLC or any party to commence any proceedings or to serve process by another manner permitted by law in any other court of competent jurisdiction; nor will the bringing or continuing of proceedings in one or more jurisdictions preclude the bringing or continuing of proceedings in any other jurisdiction, whether concurrently or otherwise. Each party’s obligation under this Section 11.14 will survive the dissolution, liquidation and winding up of CF LLC.

11.15 Survival. The provisions of Sections 3.5, 6.5, 8.3, 11.1, 11.5, 11.6, 11.7, and 11.14, and this Section 11.15 (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of CF LLC and/or the termination of this Agreement.

[Signature Pages Follow]

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MANAGER:

BDTCP GP I, LLC

By: BDT Capital Partners, LLC, its managing member

By: /s/ William R. Bush

Name: William R. Bush

Title: Vice President, General Counsel and Secretary

MEMBERS:

BDT CAPITAL PARTNERS FUND I, L.P.

By: BDTCP GP I, LLC, its general partner

By: BDT Capital Partners, LLC, its managing member

By: /s/ William R. Bush

Name: William R. Bush

Title: Vice President, General Counsel and Secretary

BDT CAPITAL PARTNERS FUND I-A, L.P.

By: BDTCP GP I, LLC, its general partner

By: BDT Capital Partners, LLC, its managing member

By: /s/ William R. Bush

Name: William R. Bush

Title: Vice President, General Counsel and Secretary

BDT CAPITAL PARTNERS CF FUND I, L.P.

By: BDTCP GP I, LLC, its general partner

By: BDT Capital Partners, LLC, its managing member

By: /s/ William R. Bush

Name: William R. Bush

Title: Vice President, General Counsel and Secretary

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

ANNEX I

ADDITIONAL ALLOCATION PROVISIONS

1.1 Additional Allocation Provisions. Notwithstanding any provisions of Article 5:

1.1.1 Regulatory Allocations.

(a) Minimum Gain Chargeback. Except as otherwise provided in Reg. §§ 1.704-2(f), notwithstanding the provisions of Section 5.2, or any other provision of Article 5 or this Annex I, if there is a net decrease in partnership minimum gain (as defined in Reg. § 1.704-2(b)(2) and as determined under Reg. § 1.704-2(d)) during any Fiscal Year, each Member shall be specially allocated items of CF LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, as determined under Reg. § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Reg. §§ 1.704-2(f)(6) and 1.704-2(j)(2). This Section 1.1.1(a) of this Annex I is intended to meet the minimum gain chargeback requirements of Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Reg. § 1.704-2(i)(4), and notwithstanding any other provision of Article 5 or this Annex I (except Section 1.1.1(a) of this Annex I), if there is a net decrease in partner minimum gain (determined under Reg. § 1.704-2(i)(2)) attributable to a partner nonrecourse debt (as defined in Reg. § 1.704-2(b)(4)) during any Fiscal Year, each Member who has a share of such partner minimum gain, determined under Reg. § 1.704-2(i)(5), shall be specially allocated items of CF LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in such partner minimum gain, determined under Reg. § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Reg. §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 1.1.1(b) of this Annex I is intended to meet the partner nonrecourse debt minimum gain chargeback requirement of Reg. § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any nonrecourse deductions (as defined in Reg. §§ 1.704-2(b)(1) and 1.704-2(c)) for any Fiscal Year shall be specially allocated to the Members in accordance with their Percentage Interests. Any partner nonrecourse deductions (as defined in Reg. § 1.704-2(i)) for any Fiscal Year shall be specially allocated to the Member(s) who bear(s) the economic risk of loss (within the meaning of Reg. § 1.752-2) with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable, in accordance with Reg. § 1.704-2(i).

(d) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution described in Reg. §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of CF LLC income and gain shall be allocated, in accordance with Reg. § 1.704-1(b)(2)(ii)(d), to the Member in an amount and manner sufficient to eliminate, to the extent required by such Section,

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

the deficit balance in the Adjusted Capital Account of the Member as quickly as possible, provided that an allocation pursuant to this Section 1.1.1(d) of this Annex I shall be made if and only to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in Article 5 have been tentatively made as if this Section 1.1.1(d) of this Annex I were not in this Agreement. It is intended that this Section 1.1.1(d) of this Annex I qualify and be construed as a “qualified income offset” under Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) Capital Account Deficits. Notwithstanding Article 5 or the foregoing provisions of this Annex I, a Member shall not be allocated its portion of any item of Net Loss to the extent that such allocation would cause or increase a deficit balance in its Adjusted Capital Account. Any item of Net Loss or portion thereof which, but for the preceding, would be allocated to a Member, shall be allocated to each Member having a positive balance in its Adjusted Capital Account, to the extent of such positive balance, in proportion to such positive Capital Account balances.

(f) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any CF LLC asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest in CF LLC, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Interests in CF LLC, if Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made, if Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Curative Allocation. The allocations set forth in this Section 1.1.1 of this Annex I are intended to comply with certain regulatory requirements, including Reg. §§ 1.704-1(b) and 1.704-2 and shall be interpreted consistently therewith. Notwithstanding the provisions of Section 5.2, such allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and these allocations of this Section 1.1 of this Annex I to each Member shall be equal to the net amount that would have been allocated to each such Member if such allocations had not occurred.

1.1.2 Excess Nonrecourse Liabilities. For purposes of determining a Member’s proportional share of the “excess nonrecourse liabilities” of CF LLC within the meaning of Reg. § 1.752-3(a)(3), each Member’s interest in CF LLC profits shall be such Member’s Percentage Interest.

1.2 Tax Allocations.

1.2.1 In General. Except as otherwise provided in this Section 1.2 of this Annex I, each item of income, gain, loss, deduction and credit shall be allocated among the Members for income tax purposes in the same manner as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to Section 5.2 and Section 1.1 of this Annex I.

CONFIDENTIAL AND PROPRIETARY INFORMATION OF BDT CAPITAL PARTNERS, LLC

1.2.2 Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 1.2.1 of this Annex I, items of income, gain, loss, deduction and credit with respect to CF LLC property that is contributed to CF LLC by a Member shall be shared among the Members for income tax purposes in accordance with Code Section 704(c) and the regulations thereunder, so as to take into account, under any permitted method chosen by the Manager, any variation between the basis of the property to CF LLC and its initial Gross Asset Value. In the event the Gross Asset Value of any CF LLC asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of items of income, gain, loss and deduction with respect to such asset for income tax purposes shall take account of any variation between the adjusted basis of such asset and its Gross Asset Value in accordance with Code Section 704(c) and the applicable regulations thereunder, under any permitted method chosen by the Manager.

1.3 Other Provisions.

1.3.1 For any Fiscal Year during which any part of a Interest is transferred between the Members or to another Person, the portion of the Net Income, Net Loss and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Code Section 706 and the regulations thereunder as determined by the Manager.

1.3.2 The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704 and the regulations thereunder, and will be interpreted and applied in a manner consistent with such regulations. In the event that the Manager in good faith determines that the Code or any such regulation requires allocations of items of income, gain, loss, deduction or credit different from those set forth in Article 5 or this Annex I, the Manager is hereby authorized to make new allocations in reliance on the Code and such regulations, and no such new allocation shall give rise to any claim or cause of action by any Member against the Manager or CF LLC provided, however, if any new allocation will cause a material, disproportionate adverse effect on any Member or Fund LP, the Manager will consult with such Member or Fund LP prior to making any adjustment or modification.

1.3.3 The Members acknowledge and are aware of the income tax consequences of the allocations made by Article 5 or this Annex I and hereby agree to be bound by the provisions of Article 5 or this Annex I in reporting their shares of Net Income, Net Loss and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

[End of Annex I]